Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Manhattan Bridge Capital, Inc

We hereby consent to the incorporation by reference in the Registration Statements of Manhattan Bridge Capital, Inc. on Forms S-8 (#333-82374, #333-127424 and #333-163105) of our report dated March 21, 2014, on the consolidated balance sheet of Manhattan Bridge Capital, Inc. and Subsidiaries as of December 31, 2013, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, as appearing in the annual report on Form 10-K of Manhattan Bridge Capital, Inc. for the year ended December 31, 2013.

/s/ Hoberman, Goldstein & Lesser, P.C.

Hoberman, Goldstein & Lesser, P.C.

New York, New York

March 18, 2015